UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 2, 2007
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0156584 (I.R.S. Employer Identification No.)
3408 Garrett Drive
Santa Clara, California 95054-2803
(Address of principal executive offices, with zip code)
(408) 764-8808
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On July 2, 2007, Trident Microsystems, Inc. (the “Company”) received a letter from The Nasdaq Stock Market, stating that the Company has failed to hold an annual meeting of shareholders, to solicit proxies and to provide proxy statements to Nasdaq as required by Marketplace Rule 4350(e) and 4350(g). Accordingly, the letter states that the failure to hold an annual meeting of shareholders, to solicit proxies and to provide proxy statements to Nasdaq serve as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market. In addition, on July 6, 2007, the Company received the decision of the Nasdaq Listing and Hearing Review Council (“Listing Council”) granting the Company an extension, until July 16, 2007, to demonstrate compliance with all of the Nasdaq continued listing requirements previously announced by the Company. The Listing Council decision indicated that the Company’s failure to hold an annual meeting of shareholders is considered a separate and new deficiency that is still subject to review if the Company regains compliance with its filing requirements.
As previously announced, Nasdaq initially informed the Company on October 2, 2006 that its securities were subject to delisting for failure to timely file its Form 10-K for the fiscal year ended June 30, 2006. The Company subsequently received three additional notices from the Nasdaq Stock Market stating that the Company’s failure to timely file its quarterly reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 serve as an additional basis for delisting the Company’s securities.
The Company requested and subsequently attended a hearing before the Nasdaq Listing Qualifications Panel (“Listing Panel”), which was held on November 16, 2006, to appeal the staff determination and presented a plan to cure the filing deficiencies and regain compliance. On January 16, 2007, Nasdaq notified the Company that an exception had been granted, and that it would continue to list the Company’s shares on the Nasdaq Global Market, provided that the Company file its Form 10-K for fiscal 2006, its Form 10-Q for the first quarter of fiscal 2007, and all required restatements on or before April 2, 2007. The Company appealed this decision to the Listing Council, which decided to review the decision of the Listing Panel, and stayed the decision to suspend the Company’s securities from trading, pending further action by the Listing Council.
On July 6, 2007, the Company received the decision of the Listing Council concerning the Company’s appeal of the Listing Panel’s decision described above. In its decision, the Listing Council exercised its maximum discretionary authority and according to the limits of its authority, under Marketplace Rule 4802(b), and granted the Company an extension to demonstrate compliance with all of the Nasdaq continued listing requirements until July 16, 2007. The Company has submitted a request to the Nasdaq Board of Directors for a further short extension of time, beyond July 16, 2007, by which it must come into compliance with all of the listing requirements, and requested a continued stay of the decision to delist its common stock. The Company is aware that recently other companies have successfully appealed Listing Council decisions to the Nasdaq Board of Directors. However, there can be no assurance that the outcome of an appeal to the Nasdaq Board of Directors, if heard, will be favorable to the Company.
The Company has also requested an extension of time from the Listing Panel within which to comply with the requirement to hold an annual meeting of shareholders, to solicit proxies and to provide proxy statements to Nasdaq.
The Company is working diligently to bring itself current with its periodic filing responsibilities by the deadline imposed by Nasdaq, however, not all factors affecting the date of filing of the Company’s restatement are within the Company’s control, and the Company does not expect to file its outstanding periodic reports by July 16, 2007. However, if the Nasdaq Board of Directors does not hear the Company’s appeal prior to July 16, 2007, or denies its request for an extension beyond July 16, 2007, the Company’s stock will be delisted from the Nasdaq Global Market as of the opening of trading on July 18, 2007. If the Company’s stock is delisted, the Company may apply for listing on another exchange. However, there is no assurance that the Company will meet the requirements for initial listing or maintain compliance with the continued listing requirements of such an exchange. Delisting from the Nasdaq Global Market would adversely affect the trading price of the Company’s common stock and significantly limit the liquidity of its common stock.
The Company issued a press release on July 9, 2007, disclosing its receipt of this notice from Nasdaq. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press release, dated July 9, 2007, concerning Staff Determination Letter from The Nasdaq Stock Market.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 9, 2007

TRIDENT MICROSYSTEMS, INC.
/s/ David L. Teichmann
David L. Teichmann
General Counsel, Vice President of Human Resources & Corporate Secretary

Exhibit Index

Exhibit No.	Description

Exhibit 99.1	Press release, dated July 9, 2007, concerning Staff Determination Letter from The Nasdaq Stock Market.

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